UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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DEPOMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

ISS and Glass Lewis Recommend Horizon Pharma Shareholders Vote AGAINST the Issuance of Horizon Shares in Connection with Horizon’s Attempted Takeover of Depomed

NEWARK, Calif., November 3, 2015 — Depomed, Inc. (NASDAQ: DEPO) (“Depomed” or the “Company”) today commented on recent reports from Institutional Shareholder Services (“ISS”) and Glass Lewis, two independent proxy advisory firms, both of which issued reports recommending that shareholders of Horizon Pharma plc (NASDAQ: HZNP) (“Horizon”) vote AGAINST the issuance of Horizon shares in connection with Horizon’s unsolicited offer  to acquire Depomed.

In recommending against the Horizon proposals, both firms were critical of the authority Horizon’s board is seeking to obtain from its shareholders at a special meeting. ISS also noted Horizon’s lack of clarity regarding “what it will actually cost shareholders, and how big, quick, and realistic are the synergisitic opportunities [a transaction] could bring,” and stated “…this potential issuance lacks much of the critical information shareholders would need in order to evaluate the appropriateness of the transaction.” Glass Lewis noted the significant recent decline of Horizon common shares, and questioned “whether the existing offer is sufficiently compelling to achieve the level of acceptance by Depomed shareholders needed to close the deal.”

Commenting on the ISS and Glass Lewis reports, Depomed said:

“Throughout Horizon’s opportunistic campaign to acquire Depomed, Horizon has, in our view, failed to be forthright and transparent with Depomed shareholders. ISS’ and Glass Lewis’ recommendations, in our view, confirm that Horizon’s behavior also extends to its own shareholders. We remind Depomed shareholders that obtaining Horizon shareholder approval remains one of many outstanding conditions Horizon has imposed on its exchange offer to acquire Depomed, which also includes a due diligence condition. We believe that the ISS and Glass Lewis recommendations highlight yet another example of Horizon’s incomplete and inaccurate shareholder communication and further increase the uncertainty and conditionality of Horizon’s offer.”

Based on Horizon’s closing stock price on November 3, 2015, Horizon’s exchange offer had a value of approximately $16 per Depomed share.

Morgan Stanley & Co. LLC and Leerink Partners LLC are serving as financial advisors to Depomed and Baker Botts L.L.P. and Gibson, Dunn & Crutcher LLP are serving as legal counsel.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Our NUCYNTA® franchise includes NUCYNTA® ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, and NUCYNTA® (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults. Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise, Nucynta ER and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology. Additional information about Depomed may be found at www.depomed.com.

Forward-Looking Statements & Other Legal Information

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s prospects as a standalone business, Depomed’s business strategy, expectations regarding Depomed’s future financial results and the ability to create shareholder value, expectations regarding anticipated growth and the future contributions and potential of NUCYNTA, and other risks detailed in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Our solicitation of revocations in the GREEN and GOLD cards allows Depomed shareholders to take action only with respect to the revocation of consents to the calling and holding of the proposed special meetings. Any action that you may take pursuant to such solicitation will not have a direct impact on the Horizon exchange offer, will not directly limit your ability to participate with respect to the exchange offer and will not constitute an affirmative vote for or against the exchange offer. Permission to include quoted materials was neither sought nor obtained.

Investor Contact:

Depomed, Inc.

August J. Moretti

Chief Financial Officer

510-744-8000

amoretti@depomed.com

or

Christopher Keenan

VP, Investor Relations and Corporate Communication

510-744-8000

ckeenan@depomed.com

Innisfree M&A Incorporated

Larry Miller / Jonathan Salzberger / Scott Winter

212-750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann

415-869-3950

Andy Brimmer and Averell Withers

212-355-4449